FORM 3

             U.S. SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C. 20549

     INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

       Filed pursuant to Section 16(a) of the Securities
                      Exchange Act of 1934


1. Name and Address of Reporting Person:


Marrone                     Ralph
(Last)                     (First)                     (Middle)


26 Hampshire Drive   Hudson           NH               03051
(Street)            (City)          (State)            (Zip)

2. Date of Event Requiring Statement:

8/2/99
(Month/Day/Year)

3. IRS or Social Security Number of Reporting Person (Voluntary):


4. Issuer Name and Ticker or Trading Symbol:

Micronetics Wireless, Inc./NOIZ

5. Relationship of Reporting Person to Issuer (Check all applicable):

           Director

           10% Owner

   X       Officer (give title below)

           Other (Specify below)

Vice President, Noise Products Group


6. If Amendment, Date of Original:


(Month/Day/Year)

Table I - Non-Derivative Securities Beneficially Owned:

1. Title of Security:



2. Amount of Securities Beneficially Owned:



3. Ownership Form-Direct (D) or Indirect (I):




4. Nature of Indirect Beneficial Ownership:



Table II - Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities):

1. Title of Derivative Security:

Common Stock

2. Date Exercisable and Expiration Date (Month/Day/Year):

    8/2/99                               8/2/04
(Date Exercisable)                   (Expiration Date)

3. Title and Amount of Securities Underlying Derivative Security:


Common Stock                           85,000
(Title)                          (Amount of Number of Shares)

4. Conversion or Exercise Price of Derivative Security:


$1.41

5. Ownership Form of Derivative Security: Direct (D) or Indirect
   (I):

 D
6. Nature of Indirect Beneficial Ownership:



Explanation of Responses:



s/Ralph H. Marrone                              3/14/00
Signature of Reporting Person                    Date